INVESCO VALUE FUND                                                 SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 72DD AND 73A.

FOR PERIOD ENDING:  3/31/2012
FILE NUMBER :       811-3826
SERIES NO.:         20

72DD.   1    Total income dividends for which record date passed during the period. (000's Omitted)
             Class A   $  1,147
        2    Dividends for a second class of open-end company shares (000's Omitted)
             Class B   $     32
             Class C   $     32
             Class Y   $     91

73A.         Payments per share outstanding during the entire current period: (form nnn.nnnn)
        1    Dividends from net investment income
             Class A   $ 0.1893
        2    Dividends for a second class of open-end company shares (form nnn.nnnn)
             Class B   $ 0.0466
             Class C   $ 0.0466
             Class Y   $ 0.2313